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                                                                     Exhibit 2.1



                      AGREEMENT AND PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of July 9, 2000, by and among Premier National Bancorp Inc. ("Seller"), a New York corporation having its principal executive office at P.O. Box 310, Route 55 Lagrangeville, NY 12540, M&T Bank Corporation ("Purchaser"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14614, and Olympia Financial Corp. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Purchaser having its registered office at 1209 Orange Street, Wilmington, Delaware.

                                   WITNESSETH

        WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger ("Merger") of Seller with and into Merger Sub, with Merger Sub as the surviving corporation ("Surviving Corporation") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

        WHEREAS, following the consummation of the Merger, Premier National Bank ("Seller Bank"), a banking subsidiary of Seller, which shall be a wholly-owned subsidiary of the Surviving Corporation following the Merger, shall merge with and into Manufacturers and Traders Trust Company ("Purchaser Bank"), a bank subsidiary of Purchaser ("Bank Merger"), pursuant to an Agreement and Plan of Merger ("Bank Merger Agreement") in a form to be specified by Purchaser; and

        WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1.
                                   DEFINITIONS

        1.1     "Advisory Board" is defined in Section 4.15 hereof.

        1.2     "Amex" shall mean the American Stock Exchange.

        1.3     "Agreement" is defined in the preamble hereto.

        1.4 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.
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        1.5     "Banking Board" shall mean the New York State Banking Board.

        1.6     "Bank Merger" is defined in the recitals hereto.

        1.7     "Bank Merger Agreement" is defined in the recitals hereto.

        1.8     "Cash Consideration" is defined in the Plan of Merger.

        1.9     "Claim" is defined in Section 4.11(g) hereof.

        1.10    "Closing Date" is defined in Section 4.9 hereof.

        1.11    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.12 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

        1.13    "Confidentiality Agreement" is defined in Section 4.5 hereof.

        1.14    "Covered Parties" is defined in Section 4.11(g) hereof.

        1.15    "DPC Shares" is defined in the Plan of Merger.

        1.16    ""Effective Date" is defined in Section 4.9 hereof.

        1.17 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.18    "ERISA Affiliate" is defined in Section 2.13(a) hereof.

        1.19 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        1.20    "FDIA" shall mean the Federal Deposit Insurance Act.

        1.21    "FDIC" shall mean the Federal Deposit Insurance Corporation.

        1.22 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

        1.23    "Indemnified Parties" is defined in Section 4.11(f) hereof.

        1.24    "Insurance Amount" is defined in Section 4.11(h) hereof.

        1.25 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

        1.26    "JP Morgan" is defined in Section 2.18 hereof.


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        1.27    "KBW" is defined in Section 2.18 hereof.

        1.28 "knowledge" and its correlative terms shall mean, with respect to Seller or Purchaser, the knowledge of the executive officers of the Seller or Purchaser, as the case may be, after due inquiry, with respect to matters within the areas of responsibility of the respective executive officers.

        1.29 "Material Adverse Effect" shall mean, with respect to Seller or Purchaser, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and the Subsidiaries of the party taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States or Northeast regional economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of Seller or Purchaser or any Subsidiary of either of them taken with the prior written consent of Purchaser or Seller, as applicable, in contemplation of the Merger.

        1.30    "Merger" is defined in the recitals hereto.

        1.31    "Merger Consideration" is defined in the Plan of Merger.

        1.32    "Merger Sub" is defined in the preamble of this Agreement.

        1.33    "NYSE" shall mean The New York Stock Exchange.

        1.34    "OCC" shall mean the Office of the Comptroller of Currency.

        1.35 "Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between Seller and Purchaser pursuant to which Seller will grant Purchaser the right to purchase certain shares of Seller Common Stock.

        1.36    "Plan of Merger" is defined in the recitals hereto.

        1.37 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 2000 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

        1.38 "Previously Disclosed Individuals" is defined in Section 4.11(b) hereof.


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        1.39    "Proxy Statement" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of Seller to solicit their votes in connection with this Agreement and the Plan of Merger.

        1.40    "Purchaser" is defined in the preamble of this Agreement.

        1.41    "Purchaser Bank" is defined in the recitals hereof.

        1.42    "Purchaser Common Stock" is defined in Section 3.1 hereof.

        1.43 "Purchaser Financial Statements" shall mean (i) the consolidated balance sheets of Purchaser as of March 31, 2000 and as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 2000 and each of the three years ended December 31, 1999, 1998 and 1997, respectively, as filed by Purchaser in SEC Documents and (ii) the consolidated balance sheets of Purchaser and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Purchaser in SEC Documents as of dates or with respect to periods ended subsequent to March 31, 2000.

        1.44    "Purchaser Plan" is defined in Section 3.10 hereof.

        1.45    "Purchaser Preferred Stock" is defined in Section 3.1 hereof.

        1.46 "Registration Statement" shall mean the registration statement with respect to the Purchaser Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act and as amended from time to time.

        1.47 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

        1.48    "Reorganization Agreement" is defined in the recitals hereto.

        1.49 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

        1.50 "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.51 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

        1.52    "Seller" is defined in the preamble of this Agreement.

        1.53    "Seller Bank" is defined in the recitals hereto.


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        1.54    "Seller Common Stock" is defined in Section 2.1 hereof.

        1.55    "Seller Employees" is defined in Section 4.11(a) hereof.

        1.56 "Seller Financial Statements" shall mean (i) the consolidated balance sheets of Seller as of March 31, 2000 and as of December 31, 1999 and 1998 and the related consolidated statements of income and expense, cash flows and stockholders' equity (including related notes, if any) for the three months ended March 31, 2000 and each of the three years ended December 31, 1999, 1998 and 1997, respectively, as filed by Seller in SEC Documents and (ii) the consolidated balance sheets of Seller and related consolidated statements of income and expense, cash flows and changes in stockholders' equity (including related notes, if any) as filed by Seller in SEC Documents with respect to periods ended subsequent to March 31, 2000.

        1.57    "Seller Plans" is defined in Section 2.13(a) hereof.

        1.58    "Seller Preferred Stock" is defined in Section 2.1 hereof.

        1.59    "Seller Stock Option Plans" is defined in the Plan of Merger.

        1.60    "Stock Consideration" is defined in the Plan of Merger.

        1.61 "Subsidiary" or "Subsidiaries" shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes; provided, however, that "Subsidiary" or "Subsidiaries" shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

        1.62    "Surviving Corporation" is defined in the recitals hereto.

        1.63    "Takeover Laws" is defined in Section 2.28 hereof.

        1.64    "Takeover Proposal" is defined in Section 4.7(b)(13) hereof.

        1.65 "Tax," collectively, "Taxes" shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes,


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registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

        1.66 "Tax Return," collectively, "Tax Returns" shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents' reports (federal, state or local) and settlement documents.

        1.67    "Trust Account Shares" is defined in the Plan of Merger.

                                   ARTICLE 2.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as Previously Disclosed, Seller hereby represents and warrants to Purchaser and Merger Sub as follows:

        2.1.    CAPITAL STRUCTURE OF SELLER

        The authorized capital stock of Seller consists of (i) 5,000,000 shares of preferred stock, par value $0.01 per share ("Seller Preferred Stock") none of which is issued and outstanding and (ii) 50,000,000 shares of common stock, par value $0.80 per share ("Seller Common Stock"), of which, as of July 7, 2000, 15,799,535 shares were issued and outstanding and 644,359 shares were held in treasury, and since that date no shares have been issued other than on exercise of Rights Previously Disclosed. As of the date hereof, no shares of Seller Preferred Stock or Seller Common Stock are reserved for issuance, except as Previously Disclosed and except for 3,144,107 shares of Seller Common Stock reserved for issuance pursuant to the Option Agreement. Seller has Previously Disclosed a list of all currently outstanding options for the purchase of Seller Common Stock, the number of shares of Seller Common Stock subject to such options, whether such options are vested or unvested, the vesting schedule for unvested options and the vesting or other treatment of all unvested options in the event of a change of control of Seller. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Seller does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Seller except (i) for the Option Agreement, (ii) as Previously Disclosed, and (iii) as set forth above. None of the shares of Seller's capital stock has been issued in violation of the preemptive rights of any person.

        2.2.    ORGANIZATION, STANDING AND AUTHORITY OF SELLER

        Seller is a duly incorporated corporation, validly existing and in good standing under the laws of the State of New York with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to have such corporate power and authority


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or to be so licensed or qualified would not have a Material Adverse Effect on
Seller. Seller is registered as a bank holding company under the Bank Holding Company Act.

        2.3. OWNERSHIP OF SELLER SUBSIDIARIES; CAPITAL STRUCTURE OF SELLER SUBSIDIARIES

        As of the date hereof, Seller does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the Seller Subsidiaries as Previously Disclosed. Seller has Previously Disclosed to Purchaser a list of all of the Subsidiaries, including a summary description of each Subsidiary's activities and the authority under which each Subsidiary is held by Seller or Seller Bank, as the case may be. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each Seller Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by Seller free and clear of all liens, claims and encumbrances. No Seller Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Seller Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of said shares. None of the shares of capital stock or other equity interests of any Seller Subsidiary has been issued in violation of the preemptive rights of any person.

        2.4.    ORGANIZATION, STANDING AND AUTHORITY OF SELLER SUBSIDIARIES

        Each Seller Subsidiary is a duly incorporated corporation, banking association or other organization, validly existing and in good standing under applicable laws, except where the failure to be duly incorporated, validly existing and in good standing would not have a Material Adverse Effect on Seller. Each Seller Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to have such corporate power and authority or to be so licensed or qualified would not have a Material Adverse Effect on Seller. Each Seller Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Seller. Seller Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of shares therein and is a qualified seller and servicer for the Federal Home Loan Mortgage Corporation.

        2.5.    AUTHORIZED AND EFFECTIVE AGREEMENT

                (a) Seller has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, except for the affirmative vote of the holders of two thirds (2/3) of the outstanding shares of Seller Common Stock, which is the only shareholder vote


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required to approve the Plan of Merger pursuant to the New York Business
Corporation Law and Seller's Second Amended and Restated Certificate of Incorporation and Seller's Bylaws. The Board of Directors of Seller has directed that this Agreement and the Plan of Merger be submitted to Seller's stockholders for approval at a special meeting to be held as soon as practicable. The Board of Directors of Seller has approved the Merger as contemplated by Section 8 of Seller's Second Amended and Restated Certificate of Incorporation.

                (b) Assuming the accuracy of the representation contained in
Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                (c) Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Seller or any Seller Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller.

                (d) Other than (i) the filing of the Proxy Statement and the Registration Statement with the Commission pursuant to the Securities Laws, (ii) the filing of the Certificate of Merger and other appropriate merger documents required by the Delaware General Corporation Law and the New York Business Corporation Law and with their respective Secretaries of State, (iii) the filing of appropriate documents with the relevant authorities of other states in which the parties to the Bank Merger Agreement are qualified to do business, and (iv) as contemplated by Section 4.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Seller or any Seller Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consents would not have a Material Adverse Effect on Seller. As of the date hereof, Seller is not aware of any reason that the condition set forth in Section 5.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

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        2.6.    SEC DOCUMENTS; REGULATORY FILINGS

        Seller has filed all SEC Documents required by the Securities Laws since December 31, 1994 and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Seller and each Seller Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Seller, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

        2.7.    FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

        The Seller Financial Statements filed by Seller in SEC Documents prior to the date of this Agreement fairly present, and the Seller Financial Statements filed by Seller after the date of this Agreement will fairly present, the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates indicated and the consolidated income, changes in stockholders' equity and cash flows of Seller and its consolidated Subsidiaries for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q and subject to normal recurring year-end adjustments. The books and records of Seller and each Seller Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of Seller and each Seller Subsidiary contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

        2.8.    MATERIAL ADVERSE CHANGE

        Seller has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1999 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Seller.

        2.9.    ABSENCE OF UNDISCLOSED LIABILITIES

        Neither Seller nor any Seller Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Seller on a consolidated basis, or that, when combined with all similar undisclosed liabilities, would be material to Seller on a consolidated basis, except as disclosed in the Seller Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 1999.

        2.10.   PROPERTIES

        Seller and the Seller Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Seller


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and its Subsidiaries taken as a whole, and which are reflected on the Seller
Financial Statements as of December 31, 1999 or acquired after such date, except
(i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Seller or any Seller Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Seller and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Seller. All tangible property used in the business of Seller and its Subsidiaries taken as a whole is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Seller's past practices.

        2.11.   LOANS

                (a) Each loan reflected as an asset in the Seller Financial Statements, except for loans repaid since that time, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, after taking into account reserves for loan losses, would not have a Material Adverse Effect on Seller.

                (b) The allowance for loan losses reflected on the Seller Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to Seller's loan portfolio based upon information reasonably available to Seller at the time.

        2.12.   TAX MATTERS

                (a) Seller and each Seller Subsidiary have timely filed, or have timely requested filing extensions for, federal income tax returns for each year through December 31, 1999 and have timely filed, or caused to be filed, or have timely requested filing extensions for, all other Tax Returns required to be filed with respect to Seller or any Seller Subsidiary, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on Seller. All Taxes due by or on behalf of Seller or any Seller Subsidiary have been paid or adequate reserves have been established on the Seller Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on Seller.

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                (b) All Tax Returns filed by Seller and each Seller Subsidiary are complete and accurate in all material respects. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Seller Financial Statements, to Seller's knowledge, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Seller or any Seller Subsidiary has been proposed, asserted or assessed (tentatively or otherwise). Except as Previously Disclosed, there are currently no agreements in effect with respect to Seller or any Seller Subsidiary to extend the period of limitations for the assessment or collection of any material Tax.

                (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Seller or any Seller Subsidiary prior to or following consummation of the transactions contemplated hereby will result in Seller or any Seller Subsidiary (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.

                (d) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is a party to any agreement (other than an agreement exclusively among Seller and the Seller Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

                (e) Neither Seller nor any Seller Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

                (f) Neither Seller nor any Seller Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Seller or any Seller Subsidiary pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of Purchaser or any Purchaser Subsidiary after the Effective Date.

                (g) For purposes of this Section 2.12 and Section 2.27, (i) references to Seller and any Seller Subsidiary shall include predecessors thereof and (ii) "Seller Subsidiary" shall include each Subsidiary (as defined in Article 1 hereof) of Seller, and each corporation, partnership, limited liability company, joint venture or other entity which Seller controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, "control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

        2.13.   EMPLOYEE BENEFIT PLANS

                (a) A true and complete list of each material Seller Plan has been Previously Disclosed. For purposes of this Section 2.13, the term "Seller Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of Seller or any ERISA Affiliate of Seller.

                (b) With respect to each of the Seller Plans, Seller has made available to Purchaser true and complete copies of each of the following documents: (a) the Seller Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Seller Plan and all material communications relating to each such Seller Plan; and (d) the most recent determination letter received from the IRS with respect to each Seller Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each Seller Plan.

                (c) No liability under Title IV of ERISA has been incurred by Seller or any ERISA Affiliate of Seller that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA Affiliate of Seller of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

                (d) Neither Seller nor, to the knowledge of Seller, any ERISA Affiliate of Seller, nor any of the Seller Plans, nor, to the knowledge of Seller, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Seller or any ERISA Affiliate of Seller could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

                (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Seller or any ERISA Affiliate of Seller is required to pay under Section 412 of the Code or under the terms of the Seller Plans.

                (f) The fair market value of the assets held under each Seller Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such Seller Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Seller Plan other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

                (g) None of the Seller Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

                (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Seller Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the knowledge of Seller, no condition exists that could adversely affect the qualified status of any such Seller Plan. Each of the Seller Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Seller Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                (i) There are no actions, suits or claims pending, or, to the knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against any Seller Plan, the assets of any Seller Plan or against Seller or any ERISA Affiliate of Seller with respect to any Seller Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Seller Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of Seller, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Seller Plan.

                (j) The consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of Seller or any ERISA Affiliate of Seller becoming entitled to severance pay, unemployment compensation or any similar payment,
(ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

        2.14.   CERTAIN CONTRACTS

                (a) Neither Seller nor any Seller Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other contract or similar arrangement reasonably deemed material by Seller's management, whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Seller Subsidiary) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation, in each case amounting singly or in the aggregate to more than $100,000, other than agreements, indentures, instruments or guarantees relating to transactions entered into in the ordinary course of business, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer of Seller or any Seller Subsidiary or the employment, election, retention in office or severance of any present or former director or officer of Seller or any Seller Subsidiary, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

                (b) Neither Seller nor any Seller Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

        2.15.   LEGAL PROCEEDINGS

        There are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller or any Seller Subsidiary, threatened against Seller or any Seller Subsidiary or against any asset, interest or right of Seller or any Seller Subsidiary which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Seller. To the knowledge of Seller or any Seller Subsidiary, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Seller. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller or any Seller Subsidiary, threatened against any present or, to Seller's knowledge former director or officer of Seller or any Seller Subsidiary, that would reasonably be expected to give rise to a claim for indemnification and that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Seller.

        2.16.   COMPLIANCE WITH LAWS

        Except as Previously Disclosed, Seller and each Seller Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Seller nor any Seller Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations, limitations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would be reasonably expected to have a Material Adverse Effect on Seller, and none of them has received any communication requesting that they enter into any of the foregoing.

        2.17.   LABOR MATTERS

        With respect to their employees, neither Seller nor any Seller Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 2000 and prior to the date hereof, to Seller's knowledge, Seller and the Seller Subsidiaries have not experienced any attempt by organized labor or its representatives to make Seller or any Seller Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Seller or any Seller Subsidiary. To the knowledge of Seller and the Seller Subsidiaries, there is no unfair labor practice charge or other complaint by any employee or former employee of Seller or any Seller Subsidiary against any of them pending before any court, arbitrator or governmental agency arising out of Seller's or such Seller Subsidiary's activities, which charge or complaint would, individually or in the aggregate, have a Material Adverse Effect on Seller; there is no labor strike or labor disturbance pending or, to the knowledge of Seller and the Seller Subsidiaries, threatened against any of them; and neither Seller nor any Seller Subsidiary has experienced a work stoppage or other material labor difficulty since January 1, 2000.

        2.18.   BROKERS AND FINDERS

        Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Seller's retention of Keefe, Bruyette & Woods, Inc. ("KBW") and J.P. Morgan & Co. ("JP Morgan") to perform certain financial advisory services as Previously Disclosed. Prior to the execution and delivery of this Agreement, JP Morgan has delivered to the Board of Directors of Seller an opinion that the Merger Consideration is fair from a financial point of view to the shareholders of Seller.

        2.19.   INSURANCE

        Seller and the Seller Subsidiaries each currently maintains insurance in amounts considered by Seller and any Seller Subsidiary as applicable, to be reasonably necessary for their operations. Neither Seller nor any Seller Subsidiary has received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Seller nor any Seller Subsidiary has been refused any insurance coverage sought or applied for, and Seller has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions substantially as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Seller or any Seller Subsidiary. Seller has Previously Disclosed a list of all outstanding claims as of the date hereof by Seller or any Seller Subsidiary under any insurance policy. The deposits of Seller Bank are insured by the FDIC in accordance with the FDIA, and Seller Bank and its predecessors have paid all assessments and filed all reports required by the FDIA.

        2.20.   ENVIRONMENTAL LIABILITY

        Neither Seller nor any Seller Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Seller and the Seller Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that would reasonably be expected to result in the imposition, on Seller or any Seller Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Seller; except as Previously Disclosed, there are no facts or circumstances known to Seller which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Seller nor any Seller Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

        2.21.   ADMINISTRATION OF TRUST ACCOUNTS

        Each Seller Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Neither Seller, any Seller Subsidiary, nor any director, officer or employee of Seller or any Seller Subsidiary acting on behalf of Seller or a Seller Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

        2.22.   INTELLECTUAL PROPERTY

        Except as Previously Disclosed, Seller or a Seller Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Seller and the Seller Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seller. The ownership, licensing or use of Intellectual Property by Seller or its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person or entity. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Seller. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement Purchaser and the Purchaser Subsidiaries will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by Seller or the Seller Subsidiaries in Previously Disclosed amounts consistent with past practice).

        2.23.   RISK MANAGEMENT INSTRUMENTS

        All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Seller or a Seller Subsidiary is a party, whether entered into for Seller's own account, or for the account of one or more of the Seller Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or one of the Seller Subsidiaries, enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither Seller nor any Seller Subsidiary nor to Seller's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Seller has previously made available to Purchaser all of such agreements and arrangements that are in effect as of the date of this Agreement.

        2.24.   REPURCHASE AGREEMENTS

        With respect to all agreements pursuant to which Seller or any Seller Subsidiary has purchased securities subject to an agreement to resell, if any, Seller or such Seller Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

        2.25.   CERTAIN INFORMATION

        When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Seller shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Seller relating to Seller and the Seller Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Seller and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to
Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

        2.26.   YEAR 2000

        The computer software operated by Seller and any Seller Subsidiary which is material to the conduct of the business of Seller and any Seller Subsidiary is capable of providing uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and Seller and any Seller Subsidiary currently are otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause have not and will not have a Material Adverse Effect on Seller.

        2.27.   TAX TREATMENT

        As of the date of this Agreement, Seller knows of no reason relating to it or any of the Seller Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

        2.28.   TAKEOVER LAWS

        Seller has taken all action required to by taken by it in order to exempt this Reorganization Agreement, the Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby from, and this Reorganization Agreement, the Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of New York.

                                   ARTICLE 3.
                        REPRESENTATIONS AND WARRANTIES OF
                            PURCHASER AND MERGER SUB

        Except as Previously Disclosed, Purchaser and Merger Sub hereby jointly and severally represent and warrant to Seller as follows:

        3.1.    CAPITAL STRUCTURE OF PURCHASER

        The authorized capital stock of Purchaser consists at March 31, 2000 of
(i) 1,000,000 shares of preferred stock, par value $1.00 per share ("Purchaser Preferred Stock"), none of which were issued and outstanding and (ii) 15,000,000 shares of common stock, par value $5.00 per share ("Purchaser Common Stock"), of which, as of July 7, 2000, 7,650,380 shares were issued and outstanding, 451,159 shares were held in treasury and approximately 234,439 shares were reserved for issuance under plans or arrangements relating to options or other Rights. All outstanding shares of Purchaser capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of Purchaser's capital stock has been issued in violation of the preemptive rights of any person. The shares of Purchaser Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

        3.2.    ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER

        Purchaser is a duly incorporated corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to have such corporate power and authority or to be so licensed or qualified would not have a Material Adverse Effect on Purchaser. Purchaser is registered as a bank holding company under the Bank Holding Company Act.

        3.3. OWNERSHIP OF PURCHASER SUBSIDIARIES; CAPITAL STRUCTURE OF PURCHASER SUBSIDIARIES

        Purchaser has no Subsidiary other than: (i) Subsidiaries disclosed in Purchaser's Annual Report on Form 10-K for the year ended December 31, 1999;
(ii) Merger Sub; or (iii) any Subsidiary that, taken as a whole together with other excluded Subsidiaries of Purchaser not Previously Disclosed, is not a significant subsidiary under the SEC's Regulation S-X. Except as Previously Disclosed, the outstanding shares of capital stock of the Purchaser Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. Section 55 or Section 114 of the New York Banking Law) nonassessable and all such shares are directly or indirectly owned by Purchaser free and clear of all liens, claims and encumbrances. No Purchaser Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any Purchaser Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Purchaser to vote or to dispose of said shares. None of the shares of capital stock of any Purchaser Subsidiary has been issued in violation of the preemptive rights of any person.

        3.4.    ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER SUBSIDIARIES

        Each Purchaser Subsidiary is a duly organized corporation or banking corporation, validly existing and in good standing under applicable laws, except where the failure to be duly organized, validly existing and in good standing would not have a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary
(i) has full power and authority to carry on its business as now conducted, and
(ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to have such corporate power and authority or to be licensed or qualified would have a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Purchaser.

        3.5.    AUTHORIZED AND EFFECTIVE AGREEMENT

                (a) Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the

Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Merger Sub.

                (b) Assuming the accuracy of the representation contained in
Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of each of Purchaser and Merger Sub, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                (c) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Purchaser or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Purchaser or any Purchaser Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any Purchaser Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Purchaser.

                (d) Except for approvals specified in Section 4.3 hereof and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Purchaser or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Purchaser is not aware of any reason that the condition set forth in Section 5.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

        3.6.    SEC DOCUMENTS; REGULATORY FILINGS

        Purchaser has filed all SEC Documents required by the Securities Laws since December 31, 1994, and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Purchaser and each of the Purchaser Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Purchaser, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

        3.7.    FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

        The Purchaser Financial Statements filed by Purchaser in SEC documents prior to the date of this Agreement fairly present, and the Purchaser Financial Statements filed by Purchaser in SEC Documents after the date of the Agreement will fairly present the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of Purchaser and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q and subject to normal recurring year-end adjustments. The books and records of Purchaser and each Purchaser Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Purchaser and the Purchaser Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

        3.8.    MATERIAL ADVERSE CHANGE

        Purchaser has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1999 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Purchaser.

        3.9.    ABSENCE OF UNDISCLOSED LIABILITIES

        Neither Purchaser nor any Purchaser Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Purchaser on a consolidated basis, or that, when combined with all similar undisclosed liabilities, would be material to Purchaser on a consolidated basis, except as Previously Disclosed, as disclosed in the Purchaser Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 1999.

        3.10.   EMPLOYEE BENEFIT PLANS

        Each of the Purchaser Plans complies in all material respects with the requirements of applicable law, including ERISA and the Code. For purposes of this Agreement, the term "Purchaser Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by Purchaser or any trade or business, whether or not incorporated, that together with Purchaser or any of the Purchaser Subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") or under which Purchaser or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by Purchaser or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Purchaser or any ERISA

Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that Purchaser or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Purchaser Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any Purchaser Plan.

        3.11.   LEGAL PROCEEDINGS

        There are no actions, suits or proceedings instituted, pending or, to the knowledge of Purchaser and Merger Sub, threatened against Purchaser, Merger Sub or any Purchaser Subsidiary or against any asset, interest or right of Purchaser or any Purchaser Subsidiary which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Purchaser. There are no actual or, to the knowledge of Purchaser or any Purchaser Subsidiary, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

        3.12.   COMPLIANCE WITH LAWS

        Except as Previously Disclosed, each of Purchaser and the Purchaser Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations, limitations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. None of Purchaser or any Purchaser Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on Purchaser, and none of them has received any communication requesting that they enter into any of the foregoing.

        3.13.   TAX MATTERS

               (a) Purchaser and each Purchaser Subsidiary have timely filed, or have timely requested filing extensions for, federal income tax returns for each year through December 31, 1998 and have timely filed, or caused to be filed, or have timely requested filing extensions for, all other Tax Returns required to be filed with respect to Purchaser or any Purchaser Subsidiary, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on Purchaser. All Taxes due by or on behalf of Purchaser or any Purchaser Subsidiary have been paid or adequate reserves have been established on the Purchaser Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Purchaser. Neither Purchaser nor any Purchaser Subsidiary will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on Purchaser.

               (b) All Tax Returns filed by Purchaser and each Purchaser Subsidiary are complete and accurate in all material respects. Neither Purchaser nor any Purchaser Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Purchaser Financial Statements, to Purchaser's knowledge, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Purchaser or any Purchaser Subsidiary has been proposed, asserted or assessed (tentatively or otherwise).

               (c) Neither Purchaser nor any Purchaser Subsidiary is a party to any agreement (other than an agreement exclusively among Purchaser and the Purchaser Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

               (d) Neither Purchaser nor any Purchaser Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

               (e) Neither Purchaser nor any Purchaser Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Purchaser or any Purchaser Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a Material Adverse Effect on Purchaser or any Purchaser Subsidiary.

               (f) For purposes of this Section 3.13 and Section 3.19, (i) references to Purchaser and any Purchaser Subsidiary shall include predecessors thereof and (ii) "Purchaser Subsidiary" shall include each Subsidiary (as defined in Article 1 hereof) of Purchaser, and each corporation, partnership, limited liability company, joint venture or other entity which Purchaser controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, "control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

        3.14.   BROKERS AND FINDERS

        Neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger.

        3.15.   INSURANCE

        Purchaser and the Purchaser Subsidiaries each currently maintains insurance in amounts considered by Purchaser and any Purchaser Subsidiary as applicable, to be reasonably necessary for their operations. Neither Purchaser nor any Purchaser Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Purchaser nor any Purchaser Subsidiary has been refused any insurance coverage sought or applied for, and Purchaser has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions substantially as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Purchaser or any Purchaser Subsidiary.

        3.16.   ENVIRONMENTAL LIABILITY

        Neither Purchaser nor any Purchaser Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Purchaser and the Purchaser Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Purchaser or any Purchaser Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Purchaser; except as Previously Disclosed, there are no facts or circumstances known to Purchaser which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Purchaser nor any Purchaser Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

        3.17.   CERTAIN INFORMATION

        When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Seller shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, except with respect to all information set forth or incorporated by reference therein furnished by Seller relating to Seller and the Seller Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Purchaser and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

        3.18.   YEAR 2000

        The computer software operated by Purchaser or any Purchaser Subsidiary which is material to the conduct of Purchaser's or any Purchaser Subsidiary's business is capable of providing uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and Purchaser or any Purchaser Subsidiary currently are otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on Purchaser.

        3.19.   TAX TREATMENT

        As of the date of this Agreement, Purchaser knows of no reason relating to it or any of the Purchaser Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

        3.20.   MERGER CONSIDERATION

        Purchaser will have, at the Effective Time, unissued shares of Common Stock and shares of Common Stock held in its treasury that are not reserved for any other purpose sufficient to provide the Stock Consideration and also will have available to it at the Effective Time funds sufficient to provide the Cash Consideration.

                                   ARTICLE 4.
                                    COVENANTS

        4.1.    SHAREHOLDERS' MEETING

        Seller shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a special meeting to be held as soon as practicable. Subject to the fiduciary duties of the Board of Directors of Seller as determined after consultation with counsel, the Board of Directors of Seller shall recommend that the shareholders of Seller vote in favor of such approval. At such meeting, subject to the fiduciary or contractual duties of Purchaser with respect to shares of Seller Common Stock held in fiduciary accounts, Purchaser shall, and shall cause its Subsidiaries to, cause all shares of Seller Common Stock then owned by Purchaser or any such Subsidiary, if any, to be voted in favor of the adoption of this Reorganization Agreement and the Plan of Merger.

        4.2.    PROXY STATEMENT; REGISTRATION STATEMENT

        As promptly as practicable after the date hereof, Purchaser and Seller shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of Seller in connection with this Agreement and the transactions contemplated hereby and to be filed by Purchaser as part of the Registration Statement. Purchaser and Seller shall cooperate in the preparation of the Registration Statement and shall file with the Commission the Registration Statement and cause the Registration Statement to become effective as promptly as practicable after the date hereof. Purchaser will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any comments or request by the SEC for the amendment or supplement of the Registration Statement or for additional information. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement or the Proxy Statement, Purchaser, Merger Sub and Seller shall cooperate with each other in the preparation of any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Purchaser or Seller, as the case may be, or any of its Representatives with respect to the Registration Statement or the Proxy Statement. Purchaser shall give Seller and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC, and Purchaser shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Each of Seller, Purchaser and Merger Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the holders of Seller Common Stock entitled to vote at the meeting of the stockholders of Seller at the earliest practicable time. Purchaser shall take all actions necessary to register or qualify the shares of Purchaser Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. Purchaser shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of Purchaser Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

        4.3.    APPLICATIONS

        As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to Seller, Purchaser shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein, in the Plan of Merger and in the Bank Merger Agreement, to (i) the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act and the Bank Merger Act, (ii) the New York Banking Board pursuant to Section 142 of the New York Banking Law, and (iii) the OCC pursuant to 12 C.F.R. Section 5.33(g)(3), and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Merger. Seller and Purchaser each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects. Purchaser will provide all information and communications requested by the applicable governmental or regulatory authorities, and Purchaser will proceed diligently and in good faith to obtain the requisite regulatory approvals.

        4.4.    BEST EFFORTS

                (a) Subject to the terms and conditions of this Agreement, Purchaser, Merger Sub, and Seller shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger on or at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither Seller nor any Seller Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Purchaser, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; provided that nothing herein contained shall preclude Purchaser from exercising its rights under the Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

                (b) Unless prohibited by applicable law, Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of
(i) the occurrence, or failure to occur, of any event known to it which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 5.2(a) or 5.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of Seller or Purchaser known to Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts to remedy such failure.

                (c) From the date of this Agreement through the Effective Date, to the extent permitted by law, Seller shall, and shall cause the Seller Subsidiaries to, provide such assistance to Purchaser at Purchaser's expense and as it shall reasonably request to assist Purchaser in converting and transferring as soon as practicable after the Effective Date all information concerning the loans, deposits and other assets and liabilities of Seller and the Seller Subsidiaries into Purchaser's own data processing system, with a view to facilitating the integration of Purchaser's and Seller's systems and otherwise combining Purchaser's and Seller's operations upon consummation of the Merger; provided, however, that neither Seller nor any Seller Subsidiary shall be required to take any action pursuant to this sentence that would interfere unreasonably with the ongoing operations of Seller or such Seller Subsidiary. After execution of this Agreement, to the extent permitted by law and contracts to which they are a party, Seller shall provide Purchaser with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of Seller and the Seller Subsidiaries, together with operational procedures designed to implement the transfer of such information to Purchaser, with a view to facilitating the integration of Purchaser's and Seller's systems and otherwise combining Purchaser's and Seller's operations upon consummation of the Merger. After execution of this Agreement, Seller and Purchaser shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters and to consult as to whether and when Seller will proceed with its pending data processing conversion.

                (d) In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Seller, Purchaser will and will cause its representatives to promptly redeliver or cause to be redelivered, or, at its sole discretion, destroy or caused to be destroyed, all copies of documents and information furnished by Seller, as the case may be, or its representatives to such party and its representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Purchaser or its representatives.

                (e) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

        4.5.    INVESTIGATION AND CONFIDENTIALITY

        Seller and Purchaser each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. Purchaser and Seller each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be conducted during normal business hours on reasonable notice and shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Purchaser and Seller agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated June 14, 2000, between Seller and Purchaser (the "Confidentiality Agreement").

        4.6.    PRESS RELEASES

        Seller and Purchaser shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NYSE or Amex rules.

        4.7.    ACTIONS PENDING THE MERGER

                (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Option Agreement, or consented to or approved by the other party hereto, each of Purchaser and Seller shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve in all material respects its properties, business and relationships with customers, employees and other persons.

                (b) Seller shall not, and shall not permit any of the Seller Subsidiaries to, except with the prior written consent of Purchaser and except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Plan of Merger, or the Option Agreement:

                        (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                        (2) in the case of Seller only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on Seller Common Stock in amounts not in excess of $0.15 per share except as permitted by Section 4.14;

                        (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Option Agreement or pursuant to Seller's Dividend Reinvestment Plan or Rights outstanding at the date hereof or that become outstanding hereafter in accordance with the terms of this Agreement;

                        (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                        (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock except for Trust Account Shares and DPC Shares, and except for shares to be used to fulfill Seller's obligations under the Seller Stock Option Plans, the Premier National Bancorp Retirement & Thrift Plan and the Seller Dividend Reinvestment Plan; provided, however, that in order to fulfill such obligations, Seller shall acquire the necessary shares of Seller Common Stock solely through open market purchases or shall use shares of Seller Common Stock then held in treasury; notwithstanding the foregoing, Seller may continue to purchase and place into treasury Seller Common Stock in accordance with Seller's past practice, as Previously Disclosed, subject to applicable legal restrictions;

                        (6) amend its articles or certificate of incorporation or association or bylaws; impose, or suffer the imposition, on any share of stock of any Seller Subsidiary held by Seller of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist except, in each case, for liens, charges and encumbrances which have been Previously Disclosed;

                        (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

                        (8) waive or release any right or cancel or compromise any debt or claim that is material to Seller on a consolidated basis;

                        (9) liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $100,000 in any instance or $500,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

                        (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof, except that Seller may pay, in the ordinary course of business in amounts consistent with Seller's past practice, all annual bonuses for calendar 2000 to such employees who remain employed by Seller as of the Closing Date in accordance with past practice and the terms of any bonus plan, up to the aggregate amount Previously Disclosed to Purchaser.

                        (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by applicable law, regulation or order;

                        (12) change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by applicable law;

                        (13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "Takeover Proposal" (as defined below), or, except to the extent its Board of Directors determines to be legally required for the discharge of its fiduciary duties, (i) recommend or endorse any Takeover Proposal, (ii) participate in any discussions or negotiations, (iii) provide third parties with any nonpublic information, relating to any such inquiry or proposal, or (iv) otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that Seller may communicate information about any such Takeover Proposal to its shareholders if, in the judgment of Seller's Board of Directors, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to Seller's shareholders required under applicable law. Seller will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Seller will notify Purchaser immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller, and Seller will promptly inform Purchaser in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or any Seller Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Seller or any Seller Subsidiary other than the transactions contemplated or permitted by this Agreement, the Plan of Merger and the Option Agreement; or

                        (14) agree to do any of the foregoing.

                (c) Purchaser shall not, and shall not permit any of the Purchaser Subsidiaries to, except with the prior written consent of Seller or as expressly contemplated or permitted by this Agreement, the Plan of Merger or the Option Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

               (d) For purposes of this Section 4.7, consent or written consent, as the case may be, shall be deemed to have been given by a party if such party has received a request for consent hereunder from the other party and has not in any way responded to that request within 10 business days of the receipt of such request. Purchaser will make available Michael P. Pinto, Gary Paul and Michael Piemonte with respect to facilitating such consents.

        4.8.    CERTAIN POLICIES

        Prior to the Effective Date, to the extent permitted by law, Seller shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Purchaser, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Purchaser; provided, however, that Seller shall not be obligated to take any such action pursuant to this Section 4.8 unless and until
(i) Purchaser irrevocably acknowledges to Seller in writing that all conditions to its obligation to consummate the Merger have been satisfied; and (ii) Purchaser irrevocably waives in writing any and all rights that it may have to terminate this Agreement and Plan of Merger and Seller has obtained the approval of this Reorganization Agreement and the Plan of Merger from its shareholders.

        4.9.    CLOSING; ARTICLES OF MERGER

        The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of the law firm of Arnold & Porter, 399 Park Avenue, New York, New York on a date between January 2, 2001 and February 15, 2001 determined by the Purchaser with 5 days prior notice to Seller, or if later, the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof other than conditions to be satisfied at the Closing (such later date, the "Closing Date"). In connection with such Closing, Merger Sub and Seller shall execute a certificate of merger and shall cause such certificate to be delivered, as soon as practicable on the Closing Date, to (i) the Delaware Secretary of State in accordance with Section 251(c) of the Delaware General Corporation Law, and (ii) the New York Department of State in accordance with Section 904 of the New York Business Corporation Law. The Merger shall be effective at the time and on the date (the "Effective Date"), not later than two business days after the Closing Date, specified in such certificate of merger.

        4.10.   AFFILIATES

        Seller and Purchaser shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Seller within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Seller shall use its reasonable best efforts to cause each person so identified to deliver to Purchaser, no later than 30 days prior to the Effective Date, a written Affiliate Agreement in the form attached hereto as Exhibit A.

        4.11.   SELLER EMPLOYEES; DIRECTORS AND MANAGEMENT; INDEMNIFICATION

                (a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by Seller and/or any of the Seller Subsidiaries on such date ("Seller Employees") shall be employed on terms and conditions (including benefits) that in the aggregate are no less favorable (as determined by Purchaser in its reasonable discretion and good faith after consultation with Seller) with respect to their employment by Purchaser and its Subsidiaries after the Effective Date than those generally afforded to other similarly situated employees of Purchaser or its Subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that (i) for purposes of (A) determining eligibility for and vesting of such employee benefits (and not for pension benefit accrual purposes), (B) determining levels of short-term disability benefits, vacation benefits and severance benefits under any severance pay arrangement (to the extent any such arrangement applies to employees generally and gives credit for length of service with Purchaser or a Purchaser Subsidiary), and (C) if applicable, satisfying any waiting periods concerning "preexisting conditions," service with Seller or a Seller Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of Purchaser, and (ii) copayments and expenses paid by the Seller Employees prior to the Effective Date under the Seller Plans that provide medical benefits shall be treated as if paid under Purchaser's employee benefit plans that provide medical benefits for purposes of determining satisfaction of copayment and deductible requirements under such Purchaser plans, and provided, further, that this Section 4.11(a) shall not be construed (A) to limit the ability of Purchaser and its Subsidiaries to terminate the employment of any employee at any time for any reason or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (B) to require Purchaser or its Subsidiaries to provide employees or former employees of Seller or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at Purchaser. Purchaser agrees to honor, or to cause the appropriate Purchaser Subsidiary to honor, in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements and arrangements, and understandings Previously Disclosed, provided, however, that the foregoing shall not prevent Purchaser from amending or terminating any such plan, contract, or agreement in accordance with its terms and applicable law. The continued coverage of the Seller Employees under the employee benefit plans maintained by Seller and/or any Seller Subsidiary immediately prior to the Effective Date (the "Seller Plans") during a transition period of no more than 6 months shall be deemed to provide the Seller Employees with benefits that are no less favorable than those offered to other employees of Purchaser and any Purchaser Subsidiary; provided, that after the Effective Date there is no material reduction in the benefits provided under the Seller Plans. No provision of this Section 4.11(a) shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

                (b) The Merger shall be deemed to constitute a "change in control" for purposes of each Seller Plan, employment, severance, consulting and change in control agreement that, as Previously Disclosed to Purchaser, contains "change in control" provisions. On and after the Effective Date, the individuals Previously Disclosed to Purchaser (the "Previously Disclosed Individuals") shall be deemed to have "good reason" or to have experienced a "triggering event" as the case may be under their respective employment agreements with Seller, all as Previously Disclosed to Purchaser.

                (c) Prior to the Effective Date, Seller shall take all actions that may be requested by Purchaser in writing upon advance notice of not less than 45 days with respect to (i) causing one or more Seller Plans to terminate as of the Effective Date or for benefit accrual and entitlements to cease as of the Effective Date, (ii) causing the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Seller Plan for such period as may be requested by Purchaser, or (iii) cooperating with Purchaser to facilitate the merger of any Seller Plan into any Purchaser Plan on or following the Effective Date. ; provided, however, that with respect to any such action: (1) Purchaser shall, at Seller's request, reimburse Seller for reasonable out-of-pocket expenses incurred by Seller with respect to such action; (2) such action shall have no material effect on the Seller Plans prior to the Effective Date; (3) Seller shall not be required to take any action that would result in a breach of its obligations under this Agreement; and (4) Seller shall not be required to take any action that would result in a violation of the terms of any Seller Plan or of any applicable law or regulation.

                (d) Purchaser's Board of Directors shall take all requisite action to elect, as of the Effective Date, Mr. T. Jefferson Cunningham III as a director of Purchaser, and, subject to the Board's fiduciary duties, shall nominate Mr. Cunningham for re-election as a director of Purchaser for the next succeeding three years.

                (e) Purchaser shall cause Purchaser Bank's Board of Directors to take all requisite action to elect, as of the Effective Date, Mr. T. Jefferson Cunningham III as a director of Purchaser Bank, and shall cause the board of directors of Purchaser Bank, subject to the board's fiduciary duties, to nominate Mr. Cunningham for re-election as a director of Purchaser Bank for the next succeeding three years..

                (f) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Seller (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller, or any Seller Subsidiary or any of their respective predecessors or (ii) this Agreement, the Plan of Merger, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. On and after the Effective Date, Purchaser shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that (1) Purchaser shall have the right to assume the defense thereof and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.11(f), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, provided that the failure of any Indemnified Party to so notify Purchaser shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Purchaser.

                (g) Purchaser agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Seller and any Seller Subsidiary (the "Covered Parties") as provided in their respective Certificates of Incorporation, Bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim ("Claim") asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 4.11(g) shall be deemed to preclude the liquidation, consolidation or merger of Seller or any Seller Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of Purchaser or the successor to Seller or the Seller Subsidiary notwithstanding any such liquidation, consolidation or merger.

                (h) Purchaser, from and after the Effective Date will use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of Seller on or before the Effective Date to be covered by Seller's existing directors' and officers' liability insurance policy (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 4.11(h) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if available, shall commence on the Effective Date and will be provided for a period of no less than four years after the Effective Date; provided, however, that in no event shall Purchaser be required to expend more than 200% of the current amount expended by Seller (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and, provided, further, that the Insurance Amount shall be deemed reasonable for purposes of this Section 4.11(h). Seller agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at Purchaser's request.

                (i) In the event Purchaser or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this section.

                (j) The provisions of Section 4.11(f), (g), (h) and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives and shall be in addition to the provisions regarding indemnification and insurance contained in the New York Business Corporation Law, in contracts or otherwise.

        4.12.   SELLER SUBSIDIARIES

        Seller undertakes and agrees that, if reasonably so requested by Purchaser, it shall take all necessary action to facilitate the merger of Seller Subsidiaries with Subsidiaries of Purchaser or the dissolution of such Seller Subsidiaries effective at or after the Effective Date; provided however, that in no event shall the Closing be delayed in order to facilitate any such merger or dissolution and provided, further, however, that Seller shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         4.13.    VOTING AGREEMENTS

         Each director of Seller shall, within 30 days of the date hereof, enter into a voting agreement with Purchaser pursuant to which such director agrees to vote all shares of Seller Common Stock with respect to which such director shall have voting rights on the record date for the special meeting of Seller in favor of the Merger and further agrees not to dispose of any shares of Seller Common Stock he or she holds as of the date of such voting agreement prior to the close of business on such record date.

         4.14.    DIVIDENDS

         After the date of this Agreement, each of Purchaser and Seller shall coordinate with the other the declaration of any dividends in respect of Purchaser Common Stock and Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Purchaser Common Stock or Seller Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Purchaser Common Stock and/or Seller Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger. Notwithstanding the foregoing limitation, the holders of Seller Common Stock shall be entitled to receive dividends at the current level on a pro rata basis for any period less than a calendar quarter up to the Effective Date, provided that in determining the amount of any special dividend on Seller Common Stock, Seller shall deduct the pro rata portion of any dividend in respect of Purchaser Common Stock for the same period at the current rate to be received by such holders with respect to such period, taking into account the expected Exchange Ratio.

         4.15.    ADVISORY BOARDS

         Promptly following the Effective Date, Purchaser shall cause (i) 10 members of Seller's Board of Directors, identified by Seller prior to the Effective Date and reasonably acceptable to Purchaser to become members of the Hudson Valley Advisory Board of Purchaser Bank (the "Advisory Board"), (ii) Mr.
T. Jefferson Cunningham III to be elected Chairman of the Advisory Board and
(iii) such members to be appointed or elected for a period of not less than 24 months after the Effective Date as members of the Advisory Board, the function of which is to advise Purchaser Bank on business conditions and opportunities in the Hudson Valley region and on such other matters as Purchaser Bank may reasonably or customarily request of such a Board. Each such advisory director shall be paid for such services a fee according to a fee schedule to be established by Purchaser; provided, however, that notwithstanding anything else in this Section 4.15, no fee shall be paid for meetings of the Advisory Board not actually attended; and Purchaser Bank shall have no obligation to continue the services of any member of the Advisory Board who acts in a manner detrimental to Purchaser Bank.

         4.16.    SECTION 16

         Seller shall, reasonably promptly following the date hereof, provide to Purchaser a list of (a) the directors and officers (as such terms are used under Section 16 of the Exchange Act and the rules and regulations of the SEC thereunder) of Seller, (b) the number of shares of Purchaser Common Stock and options thereon expected to be received pursuant to the Merger, as appropriate, by each such officer or director on the Effective Date on account of shares of Seller Common Stock, and options thereon, reasonably expected to be held by such directors and officers immediately prior to the Effective Date and
(c) a description of the material terms of such options. Prior to the Effective Date, (a) the Seller Board of Directors shall take such actions consistent with the SEC's interpretive guidance to approve the disposition of Seller Common Stock, and options thereon, by each director and officer of Seller for purposes of Rule 16b-3(e) such that the deemed "sale" of such Seller Common Stock and options thereon by such persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act, and (b) the Purchaser Board of Directors shall take such action consistent with the SEC's interpretive guidance to approve the acquisition of Purchaser Common Stock by each director and officer of Purchaser for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed "purchase" of such Purchaser Common Stock, and options thereon, by such persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act.

         4.17.    TAKEOVER LAWS

         No party hereto shall take any action that would cause the transactions contemplated by this Reorganization Agreement, the Plan of Merger or the Option Agreement to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

         5.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER, MERGER SUB AND SELLER

         The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

                  (a) The stockholder approval contemplated by Section 2.5 hereof, shall have been duly and validly taken;

                  (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable opinion of the Board of Directors of Purchaser or Seller so materially and adversely affects the anticipated economic and business benefits to Purchaser or Seller, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

                  (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending, or to the knowledge of Purchaser, threatened by the Commission to suspend the effectiveness of such Registration Statement, and Purchaser shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

                  (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Seller or any Seller Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Seller;

                  (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

                  (f) The shares of Purchaser Common Stock that may be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

                  (g) Purchaser shall have received an opinion of Arnold & Porter, and Seller shall have received an opinion from Milbank, Tweed, Hadley & McCloy LLP, in each case in form and substance reasonably satisfactory to Purchaser and Seller, as the case may be, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that, provided the Merger is such a reorganization:

                           (i) Seller, Purchaser and Merger Sub will each be a
party to such reorganization within the meaning of Section 368(b) of the Code;

                           (ii) No gain or loss will be recognized by Purchaser,
Merger Sub or Seller as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

                           (iii) No gain or loss will be recognized by Seller
shareholders with respect to shares of Purchaser Common Stock received in exchange for all of their shares of Seller Common Stock;

                           (iv) The gain, if any, realized by Seller
shareholders who receive Purchaser Common Stock and cash (other than cash in lieu of a fractional share interest of Purchaser Common Stock) in exchange for their shares of Seller Common Stock, will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized shall be treated as a dividend. No loss will be recognized by such Seller shareholders on the exchange;

                           (v) Each Seller shareholder's aggregate tax basis in
any shares of Purchaser Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of Seller Common Stock such shareholder surrendered in the exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of any income or gain recognized by the shareholder in the exchange; and

                           (vi) Each Seller shareholder's holding period in any
shares of Purchaser Common Stock received in the transaction will, in each instance, include the period during which the shares of Seller Common Stock surrendered in exchange therefor were held, provided that such shares of Seller Common Stock were held as capital assets by the shareholder on the Effective Date.

         In rendering the opinions described in this subsection (g), Arnold & Porter and Milbank, Tweed, Hadley & McCloy LLP may rely on representations and facts as provided by Purchaser and Seller, including, without limitation, the representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

         5.2.     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Seller pursuant to Section 6.4 hereof:

                  (a) The representations and warranties of Purchaser and Merger Sub set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Seller; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser;

                  (b) Purchaser and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

                  (c) Each of Purchaser and Merger Sub shall have delivered to Seller a certificate, dated the Closing Date and signed by its respective Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied; and

                  (d) T. Jefferson Cunningham III shall have been elected as a member of the Board of Directors of Purchaser and Purchaser Bank, effective upon the Effective Date, and the Consulting Agreement between Mr. Cunningham and Purchaser dated the date hereof shall remain in full force and effect unless terminated in accordance with the terms thereof.

         5.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER SUB

         The respective obligations of Purchaser and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Purchaser pursuant to Section
6.4 hereof:

                  (a) The representations and warranties of Seller set forth in
Article 2 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as affected by the transactions contemplated by this Reorganization Agreement or consented to in writing by Purchaser; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Seller;

                  (b) Seller shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date; and

                  (c) Seller shall have delivered to Purchaser and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied.


                                   ARTICLE 6.
                        TERMINATION, WAIVER AND AMENDMENT

         6.1.     TERMINATION

         This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of Seller:

                  (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

                  (b) At any time on or prior to the Closing Date, by Purchaser in writing, if Seller has, or by Seller in writing, if Purchaser or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case (x) such breach has not been cured by 30 days after the date on which written notice of such breach is given to the party committing such breach and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article 5 hereof;

                  (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                  (d) At any time, by any party hereto in writing, if the shareholders of Seller do not approve the transactions contemplated herein upon a vote held at the special meeting duly called for that purpose or any adjournment thereof;

                  (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on June 30, 2001 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

                  (f) By Seller, upon the execution by Seller of a definitive agreement relating to a Takeover Proposal (as defined in Section 4.7(b)(13)), provided that (i) Seller shall have complied with its obligations under Section 4.7(b)(13) hereof, (ii) the Board of Directors of Seller shall have determined, after having received the advice of outside legal counsel to Seller and the advice of Seller's financial advisor, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (iii) concurrent with its notification of termination, Seller will wire to an account designated by Purchaser $24 million in immediately available funds, less Total Profit as defined in the Option Agreement, if any, theretofor actually realized by Purchaser, whereupon the option granted to Purchaser pursuant to the Option Agreement shall lapse (including with respect to shares as to which an exercise has been made under the Stock Option Agreement but which shares have not yet been issued); or

                  (g) At any time, by Seller, if there is a "change of control" of Purchaser (as defined below). A "change of control" shall mean any business combination involving Purchaser following which the shareholders of Purchaser immediately before the business combination own less than 60% of the shares of the survivor.

         6.2.     EFFECT OF TERMINATION

         In the event this Reorganization Agreement and the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

         6.3.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Purchaser, Merger Sub or Seller (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Purchaser or Seller, the aforesaid representations, warranties and covenants being material inducements to the consummation by Purchaser, Merger Sub and Seller of the transactions contemplated herein.

         6.4.     WAIVER

         Except where not permitted by law, Purchaser and Seller, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Purchaser and Seller) extend the time for the performance of any of the obligations or other acts of Seller, on the one hand, or Purchaser or Merger Sub, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver, or amendment or supplement contemplated by Section 6.5, executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Seller shall, without the further approval thereof, change the amount or kind of Merger Consideration.

         6.5.     AMENDMENT OR SUPPLEMENT

         This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereto.

                                   ARTICLE 7.
                                  MISCELLANEOUS

         7.1.     EXPENSES

         Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that Purchaser and Seller each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

         7.2.     ENTIRE AGREEMENT

         This Reorganization Agreement, the Plan of Merger and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, except as inconsistent herewith. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein (including as set forth in Section 4.11(j) hereof and, with respect to the Previously Disclosed Individuals, Section 4.11(b) hereof), or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement and the Plan of Merger, taken together, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

         7.3.     NO ASSIGNMENT

         No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

         7.4.     ALTERNATIVE STRUCTURE

         Notwithstanding any provision of this Reorganization Agreement to the contrary, Purchaser may, with the written consent of Seller, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Seller and the Seller Subsidiaries set forth herein, provided, that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 5.1(g) hereof, (ii) the consideration to be paid to the holders of the Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger.

         7.5.     NOTICES

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent and received by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         If to Seller:

                  Premier National Bancorp, Inc.
                  P.O. Box 310
                  Route 55
                  Lagrangeville, New York 12540
                  Attn:  T. Jefferson Cunningham III, Chairman

                  Facsimile No: 914-471-1114

         With a required copy to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  1 Chase Manhattan Plaza
                  New York, New York 10005-1413
                  Attn: Robert O'Hara, Esq.
                  Facsimile No: 212-530-5219




         If to Purchaser or Merger Sub:

                  M&T Bank Corporation
                  One M&T Plaza
                  Buffalo, New York 14240
                  Attn: Michael Pinto, Executive Vice President and Chief Financial Officer
                  Facsimile No: 716-842-5177

         With a required copy to:

                  M&T Bank Corporation
                  One M&T Plaza
                  Buffalo, New York 14240
                  Attn:  Richard A. Lammert, Esq.
                  Facsimile No:  716-842-5177

                  and to:

                  Arnold & Porter
                  555 Twelfth Street, N.W.
                  Washington, D.C.  20004
                  Attn:  Steven Kaplan, Esquire
                  Facsimile No: 202-942-5999

         7.6.     CAPTIONS

         The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

         7.7.     COUNTERPARTS

         This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         7.8.     GOVERNING LAW

         This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

         7.9.     INVALID PROVISIONS

         If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provision of this Agreement will remain in full force and effect and will not be affected by illegal, invalid or unenforceable provision or by its severance herefrom.

         7.10.    ENFORCEMENT OF AGREEMENT

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          [Remainder of this page left intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                              M&T BANK CORPORATION


/s/ Michael S. Piemonte         By  /s/ Michael P. Pinto
-------------------------           ----------------------------
Michael S. Piemonte                 Michael P. Pinto
Asst. Corporate Secretary           Executive Vice President and Chief Financial
                                    Officer

(SEAL)


Attest                              OLYMPIA FINANCIAL CORP.


/s/ Michael S. Piemonte         By  /s/ Michael P. Pinto
-------------------------           ----------------------------
Michael S. Piemonte                 Michael P. Pinto
Asst. Corporate Secretary           Executive Vice President and Chief Financial
                                    Officer



(SEAL)


Attest                              PREMIER NATIONAL BANCORP, INC.



/s/ Paul A. Maisch               By /s/ T. Jefferson Cunningham III
-------------------------           -------------------------------
Paul A. Maisch                      T. Jefferson Cunningham III
Treasurer and Chief                 Chairman
Financial Officer

(SEAL)

                                                                         ANNEX A

                         AGREEMENT AND PLAN OF MERGER OF
                         PREMIER NATIONAL BANCORP, INC.
                      WITH AND INTO OLYMPIA FINANCIAL CORP.


         AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of July 9, 2000 by and between Premier National Bancorp Inc. ("Seller"), a New York corporation having its principal executive office at P.O. Box 310, Route 55 Lagrangeville, NY 12540 and Olympia Financial Corp. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Purchaser having its registered office at 1209 Orange Street, Wilmington, Delaware, and joined in by M&T Bank Corporation ("Purchaser"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14614.


                                   WITNESSETH

         WHEREAS, the respective Boards of Directors of Seller, Merger Sub and Purchaser deem the merger of Seller with and into Merger Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Seller, Merger Sub and Purchaser have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

         WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger of Seller with and into Merger Sub, with Merger Sub as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

         WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("the Code").

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                                     MERGER

         Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Seller shall be merged with and into Merger Sub, pursuant to the provisions of, and with the effect provided in the New York Business Corporation Law and the Delaware General Corporation Law (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of Seller shall cease and Merger Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Merger Sub as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").

                                   ARTICLE 2.
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

         Subject to Section 4.11(g) of the Reorganization Agreement, the Certificate of Incorporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                   ARTICLE 3.
                               BOARD OF DIRECTORS

         The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE 4.
                                     CAPITAL

         At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                                   ARTICLE 5.
                        CONVERSION AND EXCHANGE OF SELLER
                       SHARES; FRACTIONAL SHARE INTERESTS

         1. At the Effective Time, each share of the common stock of Seller, par value $0.80 per share ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (except as provided in Section 2 of this Article 5, and subject to Sections 5 and 7 of this Article 5), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Article 5, either (i) the right to receive $21 in cash without interest (the "Cash Consideration") or (ii) an amount of common stock of Purchaser, par value $5.00 per share ("Purchaser Common Stock") equal to the quotient (the "Exchange Ratio") of (A) $21 divided by (B) the Market Value (as defined below) of a share of Purchaser Common Stock (the "Stock Consideration"). For purposes of this Plan of Merger, the "Market Value" of the

Purchaser Common Stock shall be the average of the average of the high and low prices of the Purchaser Stock on the New York Stock Exchange-Composite Transactions List (as reported by The Wall Street Journal or, if not reported therein, another comparable authoritative source) for the 10 trading days immediately preceding the date on which the Effective Time occurs. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

         2. At the Effective Time, all shares of Seller Common Stock held in the treasury of Seller or owned beneficially by any Subsidiary of Seller other than in a fiduciary capacity ("Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares") and all shares of Seller Common Stock owned by Purchaser or owned beneficially by any subsidiary of Purchaser other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

         3. (a)An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Purchaser and reasonably satisfactory to Seller (the "Exchange Agent") in such form as Seller and Purchaser shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Seller Common Stock (other than holders of shares of Seller Common Stock to be cancelled as provided in Section 2 of this Article 5) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Seller Common Stock.

                  (b) Each Election Form shall entitle the holder of shares of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms; provided, that such Representative certifies that each such Election Form covers all the shares of Seller Common Stock held by that Representative for a particular beneficial owner. Shares of Seller Common Stock as to which a Cash Election has been made are referred to herein as "Cash Election Shares." Shares of Seller Common Stock as to which a Stock Election has been made are referred to herein as "Stock Election Shares." Shares of Seller Common Stock as to which no election or a Non-Election has been made are referred to as "Non-Election Shares." The aggregate number of shares of Seller Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

                  (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 30th calendar day following the Mailing Date (or such other time and date as Seller and Purchaser may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Purchaser pursuant to Section 8 of this
Article 5, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Seller shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Seller shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser and Seller that this Plan of Merger has been terminated. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline, or
(ii) revokes its Election Form and does not thereafter duly deliver a properly completed Election Form to the Exchange Agent prior to the Election Deadline, the shares of Seller Common Stock held by such shareholder shall be designated "Non-Election Shares." Purchaser shall cause the Certificates representing Seller Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

                  (d) Notwithstanding any other provision contained in this Plan of Merger, 50% of the total number of shares of Seller Common Stock outstanding on the date hereof, less the aggregate number of shares of Seller Common Stock acquired by Purchaser pursuant to the Reorganization Agreement or Seller prior to the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of Seller Common Stock shall be converted into the Cash Consideration (in each case, excluding shares of Seller Common Stock to be cancelled as provided in Section 2 of this
Article 5 (the shares remaining outstanding after such exclusion constituting, for purposes of this Plan of Merger the "Outstanding Seller Shares"); provided, however, that for federal income tax purposes, it is intended that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the Code, as reasonably determined by Arnold & Porter and Milbank, Tweed, Hadley & McCloy LLP, Purchaser shall increase the number of outstanding Seller shares that will be converted into the Stock Consideration and reduce the number of outstanding Seller shares that will be converted into the right to receive the Cash Consideration.

                  (e) Within five (5) business days after the later to occur of the Election Deadline or the Effective Time, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                           (i) If the Stock Election Number exceeds the Stock
                  Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 7 of this Article 5, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

                           (ii) If the Stock Election Number is less than the
                  Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                                    (A) if the Shortfall Number is less than or
                           equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 7 of Article 5, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                                    (B) if the Shortfall Number exceeds the
                           number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 7 of this Article 5, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

         For purposes of this Section 3(e), if Purchaser is obligated to increase the number of Outstanding Seller Shares to be converted into shares of Purchaser Common Stock as a result of the application of the last clause of
Section 3(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 3(e).

                  (f) All of the shares of Seller Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article 5 shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time, subject, however, to the Purchaser's obligation to pay, in accordance with and subject to the limitations of Section 4.14 of the Reorganization Agreement, any dividends which may have been declared by Seller on such shares of Purchaser Common Stock in accordance with the terms of this Plan of Merger and which remained unpaid as of the Effective Time. Each Certificate previously representing any such shares of Seller Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Article 5, as allocated among the holders of Seller Common Stock in accordance with this Section 3.

                  (g) At the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 3, certificates representing the aggregate number of shares of Purchaser Common Stock into which the outstanding shares of Seller Common Stock shall be converted pursuant to this Article 5, and cash in the amount of the aggregate Cash Consideration and the aggregate amount of cash to be paid in lieu of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail to all holders of record of Seller Common Stock who did not previously submit completed Election Forms letters of transmittal specifying the procedures for the delivery of such holders' certificates to the Exchange Agent and describing the Merger Consideration such holders will receive therefor. Also as soon as practicable after the Effective Time (with allowance for the mailing of the letters of transmittal described in the preceding sentence), the Exchange Agent shall distribute to holders of shares of Seller Common Stock, upon surrender to the Exchange Agent (to the extent not previously surrendered with an Election Form) of one or more Certificates for cancellation,
(i) a certificate representing that number of whole shares of Purchaser Common Stock, if any, that such holder has the right to receive pursuant to this Plan of Merger, and (ii) a check for an amount equal to the cash, if any, which such holder has the right to receive pursuant to this Plan of Merger (including any cash in lieu of any fractional shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 7 hereof and any dividends or other distributions to which such holder is entitled pursuant to the provisions set forth below). In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the Cash Consideration or cash in lieu of fractional share interests to be received in the Merger. If a check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article
5. After the surrender of a Certificate in accordance with this Article 5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Purchaser Common Stock, if any, represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of Seller for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Purchaser Common Stock until Purchaser has received the written agreement of such person contemplated by Section 4.10 of the Reorganization Agreement. If any certificate for shares of Purchaser Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of Purchaser or its agent that such taxes have been paid or are not payable. Any portion of the Merger Consideration which remains undistributed to the shareholders of Seller for six months after the Effective Time shall be delivered to Purchaser, upon demand, and any shareholders of Seller who have not theretofore complied with this Article 5 shall thereafter look only to Purchaser (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Purchaser Common Stock or Cash Consideration and any cash in lieu of fractional shares of Purchaser Common Stock and any dividends or distributions with respect to Seller Common Stock. The Exchange Agent shall send notice to the shareholders of Seller who have not submitted their Certificates 90 days after the Effective Time, and again 120 days after such time.

         4. At the Effective Time, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock shall thereafter be made or recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article 5. Any other provision of this Plan of Merger notwithstanding, neither Purchaser or its agent nor any party to the Merger shall be liable to a holder of Seller Common Stock for any amount paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         5. In the event that prior to the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Purchaser's capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration (including the Exchange Ratio) and the formulas contained in Section 6 of this Article 5.

         6. (a) At the Effective Time, each option to acquire Seller Common Stock or stock appreciation rights with respect to Seller Common Stock (each a "Seller Option") granted under the Community Bancorp, Inc. 1988 Non-Qualified Stock Option Plan, the Community Bancorp, Inc. Incentive Stock Option Plan, the Progressive Bank, Inc. 1997 Employee Stock Option Plan, the Progressive Bank, Inc. Non-Qualified Stock Option Plans for Directors, the Pawling Savings Bank Incentive Stock Option Plan, the Premier National Bancorp, Inc. 1995 Incentive Stock Plan and the Fishkill National Corporation Incentive Stock Option Plan (collectively, the "Seller Stock Option Plans") which is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by Purchaser. Each Seller Option so assumed by Purchaser shall continue to have, and be subject to, the same terms and conditions set forth in the Seller Stock Option Plan (and any agreement) under which it was granted and as in existence immediately prior to the Effective Time, except that
(i) such Seller Option shall be exercisable (when vested) for that number of whole shares of Purchaser Common Stock equal to the product of the number of shares of Seller Common Stock covered by the Seller Option multiplied by the Exchange Ratio; provided that any fractional shares of Purchaser Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of Purchaser Common Stock shall be equal to the exercise price per share of Seller Common Stock of such Seller Option divided by the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding the foregoing, the adjustment provided herein will comply with the adjustment provisions in the Seller Stock Option Plans and with respect to any Seller Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

                  (b) As soon as practicable after the Effective Time, Purchaser shall deliver to the persons who hold stock options or stock appreciation rights granted under the Seller Stock Option Plans notices describing the effect of the Merger on stock options or stock appreciation rights granted under the Seller Stock Option Plans.

                  (c) Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery under the Seller Stock Option Plans as adjusted in accordance with this Section. As soon as practicable after the Effective Time, Purchaser shall file a registration statement on Form S-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the Purchaser Common Stock subject to such options or stock appreciation rights and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options or stock appreciation rights remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, Purchaser shall administer the Seller Stock Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

         7. Notwithstanding any other provision hereof, each holder of shares of Seller Common Stock who would otherwise have been entitled to receive pursuant to this Article 5 a fraction of a share of Purchaser Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fraction of a share of Purchaser Common Stock multiplied by the Market Value of Purchaser Common Stock. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of such fractional share.

         8. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock constituting the Stock Consideration and cash in lieu of fractional shares and/or the cash constituting the Cash Consideration deliverable in respect thereof pursuant to this Plan of Merger.

                                   ARTICLE 6.
                          EFFECTIVE TIME OF THE MERGER

         A certificate or articles of merger evidencing the transactions contemplated herein shall be delivered to the New York Department of State and the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate or articles of merger (such date and time being herein referred to as the "Effective Time").



                                   ARTICLE 7.
                              CONDITIONS PRECEDENT

         The obligations of Purchaser, Merger Sub and Seller to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions to the obligations of such person set forth in Article 5 of the Reorganization Agreement.

                                   ARTICLE 8.
                                   TERMINATION

         Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Seller or Merger Sub, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                   ARTICLE 9.
                                  MISCELLANEOUS

         1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Merger Sub, Purchaser and Seller. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

         2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

         3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

         4. This Plan of Merger shall be governed by and construed in accordance with the laws of New York and Delaware applicable to the internal affairs of Seller and Merger Sub.

         5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a "plan of reorganization" within the meaning of
Section 1.368-2(g) of the Treasury Regulations promulgated under the Code.





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                                     - 10 -

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                              M&T BANK CORPORATION



/s/ Michael S. Piemonte        By   /s/ Michael P. Pinto
-------------------------           -------------------------------
Michael S. Piemonte                 Michael P. Pinto
Asst. Corporate Secretary           Executive Vice President and Chief Financial
                                    Officer

(SEAL)


Attest                              OLYMPIA FINANCIAL CORP.



/s/ Michael S. Piemonte        By   /s/ Michael P. Pinto
-------------------------           -------------------------------
Michael S. Piemonte                 Michael P. Pinto
Asst. Corporate Secretary           Executive Vice President and Chief Financial
                                    Officer



(SEAL)


Attest                              PREMIER NATIONAL BANCORP, INC.



/s/ Paul A. Maisch             By   /s/ T. Jefferson Cunningham III
-------------------------           -------------------------------
Paul A. Maisch                      T. Jefferson Cunningham III
Treasurer and Chief                 Chairman
Financial Officer

(SEAL)



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